Exhibit 5.1
JACKSON L. MORRIS

Attorney at Law
Admitted in Florida and Georgia (inactive)

February 1, 2008

Board of Directors
Alert Merchant Services, Inc.
Suite 202A
5700 Memorial Highway
Tampa, Florida  33615

Gentlemen:

I have acted, at your request, as special counsel to Alert Merchant Services, Inc. (“Alert”), a Florida corporation, for the single purpose of rendering an opinion as to the legality of 500,000 shares of Alert's common stock, par value $0.001 per share, to be offered and sold by Alert and 822,500 shares of Alert's common stock to be offered and sold by selling stockholders (collectively, the “Shares”) included in a registration statement to be filed by Alert with the U.S. Securities and Exchange Commission (the "SEC") on Form SB-2 for the purpose of registering the offer and sale of the Shares.

For the purpose of rendering my opinion herein, I have reviewed the Constitution and Statutes of the State of Florida, published decisions of Florida courts to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Alert and all amendments thereto, the Bylaws of Alert, selected proceedings of the board of directors and of the stockholders of Alert approving the amendments to the Articles of Incorporation, authorizing the issuance of the Shares and appointing Corporate Stock Transfer, Denver, Colorado (the "Transfer Agent"), a firm registered in compliance with Section 17A of the Securities Exchange Act of 1934, as amended, as Alert's transfer agent, certificates of officers of Alert and of public officials, records of the Transfer Agent and such other documents of Alert and of public officials as I have deemed necessary and relevant to the matter opined upon herein.  I have assumed the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and the shares to be offered and sold by Alert will be, when issued against full payment therefore will be, validly issued, fully paid and nonassessable and the Shares to be offered and sold by the selling stockholders re duly authorized, validly issued, fully paid and nonassessable, both in accordance with the requirements set forth in the Florida Business Corporation Act.

I am a holder of 10,000 of Alert’s shares and a selling stockholder.

I have not examined the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form SB-2, and I express no opinion with respect thereto.  My forgoing opinion is strictly limited to matters of Florida corporate law; and, I so not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein.

I consent to the use of my opinion as an exhibit to the Registration Statement and to the reference thereto under the heading “Legal Matters” in the prospectus contained in the Registration Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

3116 West North A Street ®Tampa, Florida  33609-1544 ®813–874–8854 ®Cell 813–892–5969
Fax 800–310–1695  ®  e-mail: jmorris8@tampabay.rr.com; jackson.morris@rule144solution.com
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